EXHIBIT 23.0


Consent of Ernst & Young LLP Independent Auditors

We consent to the use of our report dated January 22, 1998 included in the Annual Report on Form 10-K of Digital Sound Corporation for the year ended December 31, 1997 with respect to the consolidated financial statements included in this form 10-K.

Our audits also included the financial statement schedule of Digital Sound Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-09755, Form S-8 No. 33-35019, Form S-8 No. 33-42184, Form S-8
No. 33-50376, Form S-8 No. 33-67000, Form S-8 No. 84730, and Form S-8 No. 333-
31783) pertaining to the 1983 Employee Stock Option Plan, the Directors' Stock Option Plan and the Employee Stock Purchase Plan of Digital Sound Corporation or our report dated January 22, 1998, with respect to the financial statements and schedule of Digital Sound Corporation included in this Annual Report on Form 10-K for the year ended December 31, 1997.



By /s/ Ernst & Young L.L.P.
---------------------------
Ernst & Young L.L.P.